Exhibit 99.1

OPERATING INFORMATION

PRESTIGE CRUISE INTERNATIONAL, INC.

	As of or for the Nine Months Ended September 30,
	2014	2013
	(unaudited)
Operating data:
Passenger Days Sold(1)	1,568,677	1,488,703
Available Passenger Cruise Days(2)	1,649,750	1,571,934
Occupancy(3)	95.1%	94.7%
Prestige Net per Diem(4)	$439.44	$418.04
Prestige Gross Yield(5)	606.00	574.65
Prestige Net Yield(6)	417.84	395.90
Prestige Adjusted EBITDA(7)	220,065	216,171
Capital Expenditures	97,238	38,814

(1)	Passenger Days Sold refers to the number of revenue passengers carried for the period multiplied by the number of days within the period in their respective cruises.
(2)	Available Passenger Cruise Days (“APCD”) is Prestige’s measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period. Prestige uses this measure to perform capacity and rate analysis to identify its main non-capacity drivers which cause its cruise revenue and expense to vary.
(3)	Occupancy is calculated by dividing Passenger Days Sold by APCD.
(4)	Prestige Net Per Diem represents Prestige Net Revenue (which represents total revenue, excluding charter revenue less commissions, transportation and other expenses and onboard and other expenses) divided by Passenger Days Sold.

(5)	Prestige Gross Yield refers to total revenue, excluding charter per APCD.
(6)	Prestige Net Yield refers to Prestige Net Revenue per APCD.

Prestige utilizes Prestige Net Revenue, Prestige Net Per Diem and Prestige Net Yield to manage its business on a day-to-day basis and believes that they are the most relevant measures of Prestige’s revenue performance because they reflect the revenue earned by Prestige, net of significant variable costs. The table below illustrates the calculation of Prestige Net Revenue, Prestige Net Per Diem, Prestige Gross Yield and Prestige Net Yield.

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	Nine Months Ended September 30,
	2014	2013
(in thousands, except operating data)	(unaudited)
Passenger ticket revenue	$859,185	$779,309
Onboard and other revenue	140,564	124,007
Total revenue, excluding charter	999,749	903,316
Less:

Commissions, transportation and other expense	270,758	247,248
Onboard and other expense	39,659	33,732
Prestige Net Revenue	$689,332	$622,336

Passenger Days Sold	1,568,677	1,488,703
Available Passenger Cruise Days	1,649,750	1,571,934
Prestige Net Per Diem	$439.44	$418.04
Prestige Gross Yield	606.00	574.65
Prestige Net Yield	417.84	395.90

(7)	Prestige Adjusted EBITDA refers to net income (loss) excluding depreciation and amortization, interest income, interest expense, other income (expense), and income tax benefit (expense), and other supplemental adjustments in connection with the calculation of certain financial ratios permitted in calculating covenant compliance under the indenture governing the Regent Senior Secured Notes and the Oceania and Regent secured credit facilities, each of which will be refinanced in connection with the Transactions.

Prestige believes Prestige EBITDA and Prestige Adjusted EBITDA can provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of its financial performance and prospects for the future. Prestige EBITDA is defined as net income (loss) excluding depreciation and amortization, net interest expense and income tax benefit (expense). This non-GAAP financial measure has certain material limitations, including:

•	It does not include net interest expense. As Prestige has borrowed money for general corporate purposes, interest expense is a necessary element of its costs and ability to generate profits and cash flows; and

•	It does not include depreciation and amortization expense. As Prestige uses capital assets, depreciation and amortization are necessary elements of its costs and ability to generate profits and cash flows.

Prestige believes Prestige Adjusted EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain operating drivers of its business, such as sales growth, operating costs, selling and administrative expense and other operating income and expense.

While Prestige Adjusted EBITDA is not a recognized measure under GAAP, Prestige’s management uses this financial measure to evaluate and forecast Prestige’s business performance. Prestige Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments, and tax payments, and it is subject to certain additional adjustments as permitted under the agreements governing Prestige’s indebtedness. Prestige’s use of Prestige Adjusted EBITDA may not be comparable to other companies within its industry. Prestige’s management compensates for these limitations by using Prestige Adjusted EBITDA as only one of several measures for evaluating Prestige’s business performance. In addition, capital expenditures, which impact depreciation and amortization, interest expense, and income tax benefit (expense), are reviewed separately by management.

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The following table provides a reconciliation of net income (loss) to Prestige Adjusted EBITDA:

	Nine Months Ended September 30,
	2014	2013
(in thousands)	(unaudited)
Net income (loss)	$29,347	$47,601
Interest income	(378)	(367)
Interest expense, net of capitalized interest	101,494	106,470
Depreciation and amortization	67,696	62,683
Income tax (expense) benefit	426	(183)
Prestige EBITDA	198,585	216,204
Other (income) expense	8,387	(6,651)
Equity-based compensation transactions(a)	2,181	1,084
Fuel hedge gain(b)	539	392
Loss on disposal(c)	903	—
Newbuild(d)	82	—
Other addback expenses per credit agreement(e)	9,388	5,142
Prestige Adjusted EBITDA	$220,065	$216,171

(a)	Equity-based compensation transactions represent stock compensation expense in each period.
(b)	Fuel hedge gain represents the realized (loss) gain on fuel hedges triggered by the settlement of the hedge instrument and is included in other income (expense).
(c)	Loss on disposal primarily represents asset write-offs during vessel Dry-dock periods.
(d)	Newbuild represents costs incurred specific to new ships that we have contracted to build.
(e)	Other addback expenses per credit agreement represents the net impact of time out of service as a result of unplanned repairs to vessels; expenses associated with consolidating corporate headquarters; certain professional fees and other costs associated with raising capital through debt and equity offerings; certain litigation fees; restructuring fees representing expenses associated with personnel changes, lease termination; management fees paid to Apollo per Prestige’s management agreement; and other corporate reorganizations to improve efficiencies.

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FINANCIAL INFORMATION

Financial Statements

PRESTIGE CRUISES INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except shares and par value)

	September 30, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$264,793	$286,419
Restricted cash	149	30,765
Trade and other receivables, net	16,765	16,277
Inventories	22,051	16,310
Prepaid expenses	44,402	45,588
Other current assets	12,191	14,722
Total current assets	360,351	410,081
Property and equipment, net	2,045,113	2,012,710
Goodwill	404,858	404,858
Intangible assets, net	80,748	81,324
Other long-term assets	63,286	80,913
Total assets	$2,954,356	$2,989,886

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$11,691	$12,236
Accrued expenses	100,296	98,725
Passenger deposits	470,469	414,757
Derivative liabilities	9,399	7,089
Current portion of long-term debt	89,657	90,326
Total current liabilities	681,512	623,133
Long-term debt	1,430,161	1,596,218
Related party notes payable	752,742	711,617
Other long-term liabilities	36,156	31,336
Total liabilities	2,900,571	2,962,304

Stockholders' equity
Common Stock, $0.01 par value.100,000,000 shares authorized; 13,569,848 and 13,569,765 shares issued and outstanding at September 30, 2014 and December 31, 2013	136	136
Additional paid-in capital	309,212	307,030
Accumulated deficit	(193,933)	(223,280)
Accumulated other comprehensive loss	(61,575)	(56,249)
Treasury stock at cost, 6,000 shares at September 30, 2014 and December 31, 2013	(55)	(55)
Total stockholders' equity	53,785	27,582
Total liabilities and stockholders' equity	$2,954,356	$2,989,886

The accompanying notes are an integral part of these consolidated financial statements.

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PRESTIGE CRUISES INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except shares and per share data)

	Nine Months Ended September 30,
	2014	2013
Revenues
Passenger ticket	$859,185	$779,309
Onboard and other	140,564	124,007
Charter	5,840	14,046
Total revenue	1,005,589	917,362
Expenses
Cruise operating expenses
Commissions, transportation and other	270,758	247,248
Onboard and other	39,659	33,732
Payroll, related and food	142,102	133,918
Fuel	80,802	77,978
Other ship operating	82,323	74,694
Other	31,775	8,368
Total cruise operating expenses	647,419	575,938

Selling and administrative	151,198	131,871
Depreciation and amortization	67,696	62,683
Total operating expenses	866,313	770,492
Operating income	139,276	146,870

Non-operating income (expense)
Interest income	378	367
Interest expense, net of capitalized interest	(101,494)	(106,470)
Other (expense) income	(8,387)	6,651
Total non-operating expense	(109,503)	(99,452)
Loss before income taxes	29,773	47,418
Income tax (expense) benefit	(426)	183
Net income	29,347	47,601
Income per share
Basic	$2.16	$3.51
Diluted	$0.96	$2.45

Weighted-average shares outstanding
Basic	13,569,911	13,571,078
Diluted	30,502,739	19,439,522

The accompanying notes are an integral part of these consolidated financial statements.

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PRESTIGE CRUISES INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(unaudited, in thousands)

	Nine Months Ended September 30,
	2014	2013
Net income	$29,347	$47,601
Other comprehensive income:
(Loss) gain on change in derivative fair value	(6,522)	728
Cash flow hedge reclassified into earnings	1,196	1,301
Loss on foreign exchange collar	—	(719)
Total comprehensive income	$24,021	$48,911

The accompanying notes are an integral part of these consolidated financial statements.

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PRESTIGE CRUISES INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities
Net income	$29,347	$47,601
Adjustments:
Depreciation and amortization	66,395	61,381
Amortization of deferred financing costs	9,256	9,549
Cash flows hedge reclassified into earnings	1,196	1,301
Accretion of debt and related party notes payable discount	19,986	17,813
Loss on early extinguishment of debt	2,008	1,895
Write-off of deferred financing costs and debt discount	614	2,501
Prepayment penalty, excluded from loss on early extinguishment	(2,490)	(2,093)
Stock-based compensation	2,181	1,084
Change in fair value of derivative contracts	5,718	(12,096)
Interest on related party notes	25,530	24,300
Other, net	1,422	471
Changes in operating assets and liabilities:
Trade and other accounts receivable	(470)	1,056
Prepaid expenses and other current assets	(303)	(16,624)
Inventories	(5,734)	96
Accounts payable and accrued expenses	3,609	(861)
Passenger deposits	55,680	62,935
Net cash provided by operating activities	213,945	200,309
Cash flows from investing activities
Purchases of property and equipment	(97,238)	(38,814)
Proceeds from leasehold reimbursement	—	245
Change in restricted cash	42,682	12,000
Other	(113)	(165)
Net cash used in investing activities	(54,669)	(26,734)
Cash flows from financing activities
Proceeds from debt issuance	—	300,000
Payments on long-term debt	(171,315)	(329,010)
Debt related costs	(8,403)	(17,512)
Payments on other financing obligations	(875)	(2,805)
Issuance of common stock	—	1
Acquisition of treasury stock	—	(55)
Net cash used in financing activities	(180,593)	(49,381)
Effect of exchange rate changes on cash	(309)	31
Net (decrease) increase in cash and cash equivalents	(21,626)	124,225
Cash and cash equivalents
Beginning of period	286,419	139,556
End of period	$264,793	$263,781

The accompanying notes are an integral part of these consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Note 1.     General

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Prestige Cruises International, Inc. (“PCI” or “we” or “us”) and its wholly owned subsidiaries, Prestige Cruise Holdings, Inc. (“PCH”), Oceania Cruises, Inc. and its subsidiaries (“OCI”), and Seven Seas Cruises S. DE R.L. and its subsidiaries (“SSC”), which operate cruise ships with destinations to Scandinavia, Russia, Alaska, the Caribbean, Panama Canal, South America, Europe, the Mediterranean, the Greek Isles, Africa, India, Asia, Canada and New England, Tahiti and the South Pacific, Australia and New Zealand. We are controlled by funds affiliated with Apollo Global Management, LLC (“Apollo”).

The accompanying unaudited interim consolidated financial statements include the accounts of PCI and its 100%-owned subsidiaries and have been prepared in accordance with generally accepted accounting principles ("GAAP") in the United States of America, but do not include all disclosures required by GAAP. Our interim consolidated financial statements should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2013 and notes thereto.

Due to the seasonality of our business, our results of operations for the interim periods presented are not necessarily indicative of the operating results to be expected for any subsequent interim period or for our fiscal year ending December 31, 2014. There have been no significant changes in our financial position or results of operations and cash flows as a result of the adoption of new accounting pronouncements or to our significant accounting policies that were disclosed in our audited consolidated financial statements for the year ended December 31, 2013.

The accompanying consolidated balance sheet at September 30, 2014, the consolidated statements of operations for the nine months ended September 30, 2014 and 2013, consolidated statements of comprehensive income for the nine months ended September 30, 2014 and 2013, and consolidated statements of cash flows for the nine months ended September 30, 2014 and 2013 are unaudited, and, in the opinion of management, contain all adjustments necessary for fair statement, consisting of only normal recurring adjustments.

Significant Accounting Policies

Restricted Cash

As of September 30, 2014 and December 31, 2013, restricted cash was $0.7 million and $43.4 million, respectively, of which $0.6 million and $12.6 million, respectively, were classified in other long-term assets on the consolidated balance sheet. During March 2014, $12.0 million of restricted cash was released as we were no longer required to cash collateralize a letter of credit for the benefit of one of our credit card processors. In May 2014, $30.0 million of restricted cash was released as we were no longer required to cash collateralize letters of credit for Marina and Riviera.

Earnings Per Share

Basic income per share is calculated by dividing net income by the weighted-average common shares outstanding during each period. Diluted net income per share is calculated by adjusting the weighted-average common shares outstanding for the dilutive effect of common stock equivalents for the period, determined using the treasury-stock method.

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(in thousands, except per share data)

	September 30,
	2014	2013
Net income for basic and diluted earnings per share	29,347	47,601
Weighted-average common stock outstanding – basic	13,569,911	13,571,078
Dilutive effect of equity plan	2,449,567	1,124,037
Dilutive effect of warrants	14,483,261	4,744,407
Weighted-average shares outstanding – diluted	30,502,739	19,439,522
Basic earnings per share	$2.16	$3.51
Diluted earnings per share	$0.96	$2.45

New Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-08, “Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” ASU No. 2014-08 amends the definition of discontinued operations by limiting discontinued operations reporting to disposals of components of an entity that represent strategic shifts that have (or will have) a major effect on an entity's operations and financial results. The amendments require expanded disclosures for discontinued operations that would provide users of financial statements with more information about the assets, liabilities, revenues, and expenses of discontinued operations and disclosure of the pretax profit or loss of individually significant components of an entity that do not qualify for discontinued operations reporting. ASU No. 2014-08 is to be applied prospectively to all disposals (or classifications as held for sale) of components of an entity and all businesses or nonprofit activities that, on acquisition, are classified as held for sale that occur within fiscal years, and interim periods within those years, beginning after December 15, 2014. Early adoption is permitted. The adoption of ASU No. 2014-08 is not expected to have a material impact on our results of operations, cash flows or financial position.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers.” ASU No. 2014-09 requires entities to recognize revenue through the application of a five-step model, which includes identification of the contract, identification of the performance obligations, determination of the transaction price, allocation of the transaction price to the performance obligation and recognition of revenue as the entity satisfies the performance obligations. Entities have the option of using either a full retrospective or a modified approach to adopt the guidance. ASU No. 2014-09 is effective for fiscal years, and interim reporting periods within those years, beginning after December 15, 2016. Early adoption is not permitted. The Company is currently evaluating the guidance to determine the potential impact of adopting ASU No. 2014-09 on its results of operations, cash flows and financial position.

In June 2014, the FASB issued ASU No. 2014-12 "Compensation - Stock Compensation (Topic 718) - Accounting for Share Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period." ASU No. 2014-12 requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. ASU No. 2014-12 is effective for interim and annual periods beginning after December 15, 2015. The amendments can be applied prospectively to all awards granted or modified after the effective date or retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented and to all new or modified awards thereafter. Early adoption is permitted. The Company has determined that ASU No. 2014-12 will not have an impact on its results of operations, cash flows or financial position.

In August 2014, the FASB issued ASU No. 2014-15, "Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern". ASU No, 2014-15 is intended to define management's responsibility to evaluate whether there is substantial doubt about an organization's ability to continue as a going concern and to provide related footnote disclosures. The amendments in this ASU are effective for reporting periods beginning after December 15, 2016, with early adoption permitted. The adoption of ASU No. 2014-15 is not expected to have a material impact on our results of operations, cash flows or financial position. The Company is currently assessing the impact the adoption of ASU No. 2014-15 will have on its disclosures and results of operations, cash flows and financial position.

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There are no other recently issued accounting pronouncements not yet adopted that we expect to have a material effect on the presentation or disclosure of our future consolidated operating results, cash flows or financial position.

Note 2. Property and Equipment, net

(in thousands)

	September 30, 2014	December 31, 2013
Ships	$2,471,275	$2,384,792
Furniture, equipment, and other	27,386	24,751
Less: Accumulated depreciation and amortization	(453,548)	(396,833)
Property and equipment, net	$2,045,113	$2,012,710

During the nine months ended September 30, 2014, property and equipment, net increased $32.4 million. Capital expenditures, net of retirements of $10.1 million, totaled $89.1 million for the nine months ended September 30, 2014. The capitalized additions included ship improvements and refurbishments completed during the Seven Seas Mariner and Oceania's Regatta, Insignia and Nautica drydocks. Depreciation expense was $65.8 million and $59.3 million for the nine months ended September 30, 2014 and 2013, respectively.

Note 3. Debt

Long-term bank debt and senior secured notes consist of the following:

(in thousands)

	September 30, 2014	December 31, 2013
OCI term loan, first lien, due through 2020	$247,133	$299,250
OCI Marina newbuild debt, due through 2023	379,479	424,123
OCI Riviera newbuild debt, due through 2024	449,153	471,611
SSC term loan, first lien, due through 2018	244,155	296,250
SSC senior secured notes, due 2019	225,000	225,000
Total debt	1,544,920	1,716,234
Less: Debt discount	(25,102)	(29,690)
Carrying value of debt	1,519,818	1,686,544
Less: Current portion of long-term debt	(94,510)	(95,560)
Plus: Current portion of debt discount	4,853	5,234
Long-term portion	$1,430,161	$1,596,218

Interest expense on third-party debt, including interest rate swaps, was $48.8 million (net of capitalized interest of $1.4 million) and $56.9 million (net of capitalized interest of $0.3 million) for the nine months ended September 30, 2014 and 2013, respectively.

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OCI Term Loan

In February 2014, OCI amended its previously existing $375.0 million credit facility, consisting of a $300.0 million term loan and $75.0 million revolving credit facility. In conjunction with this amendment, $50.3 million of the term loan was prepaid such that the outstanding balance on the term loan of $299.3 million was reduced to $249.0 million. The interest rate margin on the amended term loan was reduced from 5.75% to 4.25%. The amended term loan requires quarterly payments of principal equal to $0.6 million beginning March 2014, with the remaining unpaid amount due and payable at maturity. Borrowings under the amended term loan are pre-payable in whole or in part at any time without penalty, but are subject to a prepayment premium in the event of a refinancing of the term loan within six months of the amendment date. There was no change to the terms of the $75.0 million revolving credit facility, the financial covenants, the LIBOR floor or the maturity date of the credit facility. OCI paid $2.1 million of accrued interest, $2.5 million of prepayment penalty, $1.1 million in arranger fees to participating creditors and $0.2 million in legal fees, in conjunction with the amendment.

We applied ASC 470-50 Debt—Modifications and Extinguishments to this transaction. After evaluating the criteria as applicable to syndicated loans, the repricing resulted in an extinguishment of debt for certain creditors whose balances were entirely repaid and in a debt modification for certain creditors whose terms were not substantially different before and after the amendment. The new fees paid and previously existing deferred financing costs were proportionally allocated between modification and extinguishment. Of the $3.8 million in new fees, $3.4 million of the amendment fees were capitalized and are being amortized over the remaining term of the debt. Previously existing deferred financing costs and debt discount of $0.4 million and $0.3 million, respectively, allocated to the extinguishment were included in the calculation of loss on early extinguishment of debt, which resulted in a loss of $0.8 million and was recorded in other income (expense) in the consolidated statement operations for the nine months ended September 30, 2014.

As of September 30, 2014 and December 31, 2013, the total undrawn amount available under the OCI revolving credit facility was $75.0 million.

SSC Term Loan

In February 2014, SSC amended its previously existing $340.0 million credit facility, consisting of a $300.0 million term loan and $40.0 million revolving credit facility. In conjunction with this amendment, $50.3 million of the term loan was prepaid such that the outstanding balance on the term loan of $296.3 million was reduced to $246.0 million. The interest rate margin on the amended term loan is 2.75% compared to 3.50% on the previously existing term loan and the LIBOR floor was reduced from 1.25% to 1.00%. The amended term loan requires quarterly payments of principal equal to $0.6 million beginning March 2014, with the remaining unpaid amount due and payable at maturity. Borrowings under the amended term loan are pre-payable in whole or in part at any time without penalty, but are subject to a prepayment premium in the event of a refinancing of the term loan within six months of the amendment date. There was no change to the terms of the $40.0 million revolving credit facility, the financial covenants or the maturity date of the credit facility. SSC paid $1.5 million of accrued interest, $1.2 million in arranger fees to participating creditors and $0.2 million in legal fees, in conjunction with the amendment.

We applied ASC 470-50 Debt—Modifications and Extinguishments to this transaction. After evaluating the criteria as applicable to syndicated loans, the repricing resulted in an extinguishment of debt for certain creditors whose balances were entirely repaid and a debt modification for certain creditors whose terms were not substantially different before and after the amendment. The new fees paid and previously existing deferred financing costs were proportionally allocated between modification and extinguishment. Of the $1.4 million in new fees, $1.2 million of the amendment fees were capitalized and are being amortized over the remaining term of the debt. Previously existing deferred financing costs and debt discount of $1.6 million and $0.4 million, respectively, allocated to the extinguishment were included in the calculation of loss on early extinguishment of debt, which resulted in a loss of $2.0 million and was recorded in other income (expense) in the consolidated statement of operations for the nine months ended September 30, 2014.

As of September 30, 2014 and December 31, 2013, the total undrawn amount available under the SSC revolving credit facility was $40.0 million.

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Debt Covenants

Our credit agreements and senior secured notes contain a number of covenants that impose operating and financial restrictions, including requirements that we maintain a minimum liquidity level, a maximum loan-to-value ratio, a minimum interest coverage ratio (applicable only to our revolving credit facilities, if drawn) and restrictions on our and our subsidiaries’ ability to, among other things, incur additional indebtedness, incur liens on assets, make certain investments, issue disqualified stock and preferred stock, make restricted payments, pay dividends or make distributions, enter into certain transactions with affiliates, and consolidate or sell certain key assets.

The newbuild loan facilities contain financial covenants, including requirements that OCI and SSC maintain a minimum liquidity balance, that PCH as guarantor maintains a maximum total debt to EBITDA ratio, a minimum EBITDA to debt service ratio and a maximum total debt to adjusted equity ratio, on the last day of the calendar year. EBITDA, as defined in the loan agreement, includes certain adjustments for purposes of calculating the ratio. As of September 30, 2014, we are in compliance with all financial covenants.

Our ships, which have a net book value of $2.0 billion as of September 30, 2014, are mortgaged and subject to liens held by our debt holders.

The following schedule represents the maturities of long-term debt (in thousands):

For the twelve months ended September 30,
2015	$94,510
2016	94,510
2017	94,510
2018	94,510
2019	551,365
Thereafter	615,515
$1,544,920

Note 4. Related Party Notes Payable

Related party notes payable, including accrued interest, consists of the following:

(in thousands)

	September 30, 2014	December 31, 2013
Apollo term notes, 5% interest, due April 27, 2017	$396,987	$382,513
Apollo term notes, 5% interest, due June 19, 2017	71,659	69,041
Apollo term notes, non-interest bearing, due January 31, 2018	187,431	187,431
Apollo term notes, 5% interest, due May 18, 2019	65,204	62,816
Non Apollo term notes, 5% interest, due August 1, 2019	17,110	16,492
Apollo term notes, 5% interest, due December 24, 2019	31,647	30,490
Non Apollo term notes, 5% interest, due December 31, 2019	13,863	13,354
Apollo term notes, 5% interest, due May 6, 2020	64,529	62,167
Apollo term notes, 5% interest, due October 26, 2020	28,092	27,068
Non Apollo term notes, 5% interest, due November 19, 2020	10,339	9,960
	886,861	861,332
Less: Unamortized discount on related party notes payable	(134,119)	(149,715)
Long-term portion	$752,742	$711,617

Interest expense on related party notes was $25.5 million and $24.3 million for the nine months ended September 30, 2014 and 2013, respectively. Interest expense has been added to long-term related party notes payable in the accompanying consolidated balance sheets. Debt discount accretion of $15.6 million and $13.4 million for the nine months ended September 30, 2014 and 2013, respectively, is included in interest expense in the consolidated statements of operations.

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Note 5. Derivative Instruments, Hedging Activities and Fair Value Measurements

We are exposed to market risks attributable to changes in interest rates, foreign currency exchange rates and fuel prices. We manage these risks through a combination of our normal operating and financing activities and through the use of derivative financial instruments pursuant to our hedging practices and policies as described below. The financial impacts of these hedging instruments are primarily offset by corresponding changes in the underlying exposures being hedged. We achieve this by closely matching the amount, term and conditions of the derivative instrument with the underlying risk being hedged. We do not hold or issue derivative financial instruments for trading or other speculative purposes. We monitor our derivative positions using techniques including market valuations and sensitivity analyses.

Interest Rate Risk

Our exposure to market risk for changes in interest rates relates to our long-term debt obligations including future interest payments. We use interest rate swap agreements to modify our exposure to interest rate fluctuations and to manage our interest expense.

In July 2011, OCI entered into three forward starting interest rate swap agreements to hedge the variability of the interest payments related to the outstanding variable rate debt associated with the Marina newbuild financing. The first swap, with an amortizing notional amount of $450.0 million at inception, was effective beginning January 19, 2012 and matured on January 19, 2013. The second swap, with an amortizing notional amount of $405.4 million became effective on January 19, 2013 and matured on January 19, 2014. The third swap, with an amortizing notional amount of $360.8 million became effective January 19, 2014 and matures on January 19, 2015. All three interest rate swaps are designated as cash-flow hedges at inception and qualify for hedge accounting treatment. The changes in fair value of the effective portion of the interest rate swaps are recorded as a component of accumulated other comprehensive loss on our consolidated balance sheets.

In March 2013, OCI entered into three additional forward starting interest rate swap agreements to hedge the variability of the interest payments related to the variable rate debt associated with the Marina and Riviera newbuild loan facilities. The Marina interest rate swap, with an amortizing notional amount of $300.0 million at inception, becomes effective January 20, 2015 and matures on January 19, 2016. The first Riviera interest rate swap, with an amortizing notional amount of $422.4 million at inception, became effective on October 28, 2013 and matures on October 27, 2014. The second Riviera interest rate swap, with an amortizing notional amount of $377.6 million at inception becomes effective October 27, 2014 and matures on October 27, 2015.

All OCI interest rate swaps are designated as cash-flow hedges and meet the requirements to qualify for hedge accounting treatment. The changes in fair value of the effective portion of the interest rate swaps are recorded as a component of accumulated other comprehensive loss on our consolidated balance sheets. The total notional amount of interest rate swap agreements for OCI effective and outstanding as of September 30, 2014 and December 31, 2013 was $738.5 million and $805.5 million, respectively. There was no ineffectiveness recorded for the nine months ended September 30, 2014 and 2013.

SSC had no interest rate swaps outstanding as of September 30, 2014 and December 31, 2013.

Foreign Currency Exchange Risk

Our exposure to foreign currency exchange rate risks relates to our Euro denominated installment payments on our newbuild ship contracts, vessel drydocks and other operational expenses. We entered into foreign currency swaps and collars to limit the exposure to movements in foreign currency exchange rates.

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During August 2013, SSC entered into a foreign currency collar option with an aggregate notional amount of €274.4 million ($346.6 million as of September 30, 2014), to limit the exposure to foreign currency exchange rates for Euro denominated payments related to the ship construction contract for Seven Seas Explorer. The notional amount of the collar represents 80% of the construction contract of the vessel due at delivery. This foreign currency collar option was designated as a cash flow hedge at the inception of the instrument and will mature in June 2016. The estimated fair value of the foreign currency effective portion of the derivative was recorded as a component of accumulated other comprehensive loss in the accompanying consolidated balance sheets. Ineffective portions of future changes in fair value of the instrument will be recognized in other income (expense) in the statement of operations. We recorded $0.1 million of ineffectiveness for the nine months ended September 30, 2014. There was no ineffectiveness recorded in 2013.

Fuel Price Risk

Our exposure to market risk for changes in fuel prices relates primarily to the consumption of fuel on our vessels. We use fuel derivative swap agreements to mitigate the financial impact of fluctuations in fuel prices. The fuel swaps do not qualify for hedge accounting; therefore, the changes in fair value of these fuel derivatives are recorded in other income (expense) in the accompanying consolidated statements of operations. As of September 30, 2014, we have hedged the variability in future cash flows for estimated fuel consumption requirements occurring through December 31, 2015.

As of September 30, 2014 and December 31, 2013, we entered into the following fuel swap agreements:

	Fuel Swap Agreements
	September 30, 2014	December 31, 2013
	(in barrels)
2014	196,500	495,900
2015	442,800	123,300

	Fuel Swap Agreements
	September 30, 2014	December 31, 2013
	(% hedged – estimated consumption)
2014	74%	50%
2015	42%	12%

We have certain fuel derivative contracts that are subject to margin requirements. For these specific fuel derivative contracts, we may be required to post collateral if the mark-to-market exposure exceeds $3.0 million, on any given business day. The amount of collateral required to be posted is an amount equal to the difference between the mark-to-market exposure and $3.0 million. As of September 30, 2014 and December 31, 2013, we had a net liability position of $2.5 million and a net asset position of $0.3 million, respectively, related to this counterparty and therefore, we were not required to post any collateral for our fuel derivative instruments.

At September 30, 2014 and December 31, 2013, the fair values and line item captions of derivative instruments designated as hedging instruments under FASB ASC 815-20 were:

(in thousands)

		Fair Value
	Balance Sheet Location	September 30, 2014	December 31, 2013
Foreign currency collar	Other long-term assets	—	2,702
Total derivative assets		$—	$2,702

Interest rate swaps	Current liabilities – derivative liabilities	$5,868	$7,055
Interest rate swaps	Other long-term liabilities	271	4,249
Foreign currency collar	Other long-term liabilities	9,021	—
Total derivative liabilities		$15,160	$11,304

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At September 30, 2014 and December 31, 2013, the fair values and line item captions of derivative instruments not designated as hedging instruments under FASB ASC 815-20 were:

(in thousands)

		Fair Value
	Balance Sheet Location	September 30, 2014	December 31, 2013
Fuel hedges	Other current assets	$—	$1,657
Fuel hedges	Other long-term assets	35	194
Total derivative assets		$35	$1,851

Fuel hedges	Current liabilities – derivative liabilities	$3,531	$—
Embedded derivatives	Current liabilities – derivative liabilities	—	34
Fuel hedges	Other long-term liabilities	369	—
Total derivative liabilities		$3,900	$34

The effect of derivative instruments qualifying and designated as hedging instruments on the consolidated financial statements for the nine months ended September 30, 2014 was as follows (in the tables below other comprehensive income is abbreviated as OCI):

(in thousands)

	Amount of Gain (Loss) Recognized in OCI on Derivative (Effective Portion)	Location of Gain (Loss) Reclassified From Accumulated OCI Into Income (Effective Portion)	Amount of Gain (Loss) Reclassified From Accumulated OCI Into Income (Effective Portion)	Location of Gain (Loss) Recognized in Income on Derivative (Ineffective Portion Excluded From Effectiveness Testing)	Amount of Gain (Loss) Recognized in Income on Derivative (Ineffective Portion Excluded From Effectiveness Testing)
Interest rate swap	$5,200	N/A	$—	N/A	$—
Foreign currency collars	(11,722)	Depreciation and amortization expense	(1,301)	Other income (expense)	105
Total	$(6,522)		$(1,301)		$105

The effect of derivative instruments qualifying and designated as hedging instruments on the consolidated financial statements for the nine months ended September 30, 2013 was:

(in thousands)

	Amount of Gain (Loss) Recognized in OCI on Derivative (Effective Portion)	Location of Gain (Loss) Reclassified From Accumulated OCI Into Income (Effective Portion)	Amount of Gain (Loss) Reclassified From Accumulated OCI Into Income (Effective Portion)	Location of Gain (Loss) Recognized in Income on Derivative (Ineffective Portion Excluded From Effectiveness Testing)	Amount of Gain (Loss) Recognized in Income on Derivative (Ineffective Portion Excluded From Effectiveness Testing)
Interest rate swap	$728	N/A	$—	N/A	$—
Foreign currency collars	(719)	Depreciation and amortization expense	(1,301)	N/A	—
Total	$9		$(1,301)		$—

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 The effect of derivative instruments not designated as hedging instruments on the consolidated financial statements for the nine months ended September 30, 2014 and September 30, 2013 was:

(in thousands)

	Location of Gain (Loss) Recognized in Income on Derivative Instruments	Amount of Gain (Loss) Recognized in Income on Derivative Instruments
		Nine Months Ended September 30,
		2014	2013
Embedded derivatives	Other income (expense)	$—	$12,996
Fuel hedges	Other income (expense)	(5,213)	(474)
Total		$(5,213)	$12,522

Fair Value Measurements

U.S. GAAP establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from independent sources. Unobservable inputs are inputs that reflect our assumptions and that market participants would use in pricing the asset or liability based on the best available information under the circumstances. The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

•	Level 1 Inputs—Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access.
•	Level 2 Inputs— Inputs other than quoted prices included within Level 1 that are observable for the asset and liability, either directly or indirectly.
•	Level 3 Inputs—Inputs that are unobservable for the asset or liability.

Fair Value of Financial Instruments

We use quoted prices in active markets when available to determine the fair value of our financial instruments. The fair value of our financial instruments that are not measured at fair value on a recurring basis are:

(in thousands)

	Carrying Value		Fair Value
	September 30, 2014	December 31, 2013	September 30, 2014	December 31, 2013
Long-term bank debt(a)	$1,294,818	$1,461,544	$1,276,928	$1,492,762
Senior secured notes	225,000	225,000	255,019	249,188
Long-term related party notes payable(b)	752,742	711,617	886,863	877,129
Total	$2,272,560	$2,398,161	$2,418,810	$2,619,079

(a)	At September 30, 2014 and December 31, 2013, the carrying value is net of $25.1 million and $29.7 million, respectively, of unamortized debt discount.

(b)	At September 30, 2014 and December 31, 2013, the carrying value is net of $134.1 million and $149.7 million, respectively, of unamortized debt discount.

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Long-term bank debt: At September 30, 2014, level 2 inputs were used to calculate the fair value of Marina and Rivera newbuild debt, see "Note 3. Debt", which was estimated using the present value of expected future cash flows and incorporates our risk profile and if, applicable, the risk profile of SACE. The valuation also takes into account debt maturity and interest rate based on the contract terms. For the SSC term loan and the OCI term loan we calculated the fair value by adding the face value of the debt and the related accrued interest at September 30, 2014, as these loans are expected to be settled shortly after this reporting period. See "Note 8. Norwegian Cruise Line Holdings Ltd. Transaction." At December 30, 2013, Level 2 inputs were used to calculate the fair value of our long-term debt which was estimated using the present value of expected future cash flows and incorporates our risk profile and if, applicable, the risk profile of SACE. The valuation also takes into account debt maturity and interest rate based on the contract terms.

Senior secured notes: At September 30, 2014, fair value was calculated by adding the face value of the notes, the prepayment penalty and the accrued interest as of September 30, 2014 as these notes are expected to be settled shortly after this reporting period. See "Note 8. Norwegian Cruise Line Holdings Ltd. Transaction." At December 30, 2013, level 2 inputs were used to calculate the fair value of our secured senior notes, which was estimated using quoted market prices.

Long-term related party notes payable: At September 30, 2014, fair value was calculated by adding the face value and accrued interest of the related party notes payable as of September 30, 2014, as these notes are expected to be settled shortly after this reporting period. See "Note 8. Norwegian Cruise Line Holdings Ltd. Transaction" At December 31, 2013, level 2 and 3 inputs are utilized to derive the fair value of our long-term related party notes payable. As described in "Note 4. Related Party Notes Payable", there are multiple classes of instruments (promissory notes, warrants and common stock) that are issued. Therefore, we have utilized an option pricing methodology to determine fair value. Level 2 inputs used in this methodology are risk-free rates and volatility, which are identical to our assumptions used to calculate our fair value equity awards. Level 3 inputs include our aggregate equity value, time to liquidity event date, dividend yields and breakpoints, which consider the rights, privileges and preferences of the various classes of the instruments. Our aggregate equity value was estimated using a weighted average of income and market approach method. Also, our dividend yield used was 0% as we do not anticipate paying dividends in the foreseeable future. There have been no issuances or repayments of the related party notes during the nine months ended September 30, 2014. Also, there were no movements of financial instruments in or out of Level 3 during the nine months ended September 30, 2014.

Other financial instruments: Due to their short-term maturities and no interest rate, currency or price risk, the carrying amounts of cash and cash equivalents, passenger deposits, accrued interest, and accrued expenses approximate their fair values. We consider these inputs to be Level 1 as all are observable and require no judgment for valuation.

The following table presents information about our financial instrument assets and liabilities that are measured at fair value on a recurring basis:

(in thousands)

	September 30, 2014				December 31, 2013
Description	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Assets
Derivative financial instruments(a)	$35	$—	$35	$—	$4,553	$—	$4,553	$—
Total assets	$35	$—	$35	$—	$4,553	$—	$4,553	$—
Liabilities
Derivative financial instruments(b)	$19,060	$—	$19,060	$—	$11,338	$—	$11,338	$—
Total liabilities	$19,060	$—	$19,060	$—	$11,338	$—	$11,338	$—

(a)	As of September 30, 2014, derivative financial instruments of $35,000 are classified as other long-term assets in the consolidated balance sheets. As of December 31, 2013, $1.7 million was classified as other current assets and $2.9 million as other long-term assets.

(b)	As of September 30, 2014, derivative financial instruments of $9.4 million are classified as derivative liabilities and $9.7 million are classified as other long-term liabilities in the consolidated balance sheets. As of December 31, 2013, $7.1 million was classified as derivative liabilities and $4.2 million was classified as long-term liabilities.

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Our derivative financial instruments consist of interest rate swaps, foreign currency collar option contracts, and fuel swaps. Fair value is derived using the valuation models that utilize the income value approach. These valuation models take into account the contract terms such as maturity, and inputs such as forward interest rates, forward foreign exchange rates, forward fuel prices, discount rates, creditworthiness of the counterparty and us, as well as other data points. The data sources utilized in these valuation models that are significant to the fair value measurement are classified as Level 2 sources in the fair value input level hierarchy.

Our derivative financial instruments also may consist of embedded derivatives. Fair value is derived using the valuation models that utilize the income value approach. These valuation models take into account contract terms such as maturity, and inputs such as forward interest rates, discount rates, IBOXX Euro Average, USD/EUR basis index, creditworthiness of the counter party and us, as well as other data points. The data sources utilized in these valuation models that are significant to the fair value measurement are classified as Level 2 sources in the fair value input level hierarchy.

Non-recurring Measurements of Non-financial Assets

Goodwill and indefinite-lived intangible assets not subject to amortization are reviewed for impairment on an annual basis or earlier if there is an event or change in circumstances that would indicate that the carrying value of these assets could not be fully recovered. For goodwill, if the carrying amount of the reporting unit exceeds the estimated discounted future cash flows, we measure the amount of the impairment by comparing the carrying amount of the reporting unit to its estimated fair value. For indefinite-lived intangible assets if the carrying amount of the asset exceeds the estimated discounted future cash flows, we measure the amount of the impairment by comparing the carrying amount of the asset to its fair value.

Other long-lived assets, such as our ships, are reviewed for impairment whenever events or changes in circumstances indicate its carrying amount may not be recoverable. If the carrying amount exceeds the estimated expected undiscounted future cash flows, we measure the amount of the impairment by comparing its carrying amount to its estimated fair value. The estimation of fair value measured by undiscounted or discounted expected future cash flows would be considered Level 3 inputs.

An entity has the option to assess the fair value of a reporting unit using either a qualitative analysis (“step zero”) or a discounted cash flow analysis (“step one”). Similarly, an entity has the option to use a step zero or step one approach to assess the fair value of indefinite-lived assets. As of September 30, 2014, we used the step zero approach to assess the fair value of our reporting unit and the recoverability of indefinite-lived intangible assets. We reviewed various factors during our step zero assessment such as our financial performance, macroeconomics conditions, industry and market considerations and costs factors. Based on our assessments, we determined it was "more likely-than-not" that the fair value of our reporting unit and indefinite-lived assets exceeded our carrying amount. As of September 30, 2013, we elected to forgo the qualitative assessment and use the step one analysis for both goodwill impairment and indefinite-lived intangible asset impairment using the discounted cash flow analysis and the relief from royalty method, respectively. Based on the discounted cash flow model and the relief from royalty method, we determined that the fair value of our reporting unit and our indefinite-lived assets exceeded our carrying amount. As such, we did not record any goodwill or indefinite-lived intangible asset impairment charges during 2014 and 2013.

Note 6. Accumulated Other Comprehensive Loss

The following schedule represents the changes in accumulated other comprehensive income by component for the nine months ended September 30, 2014 and 2013:

(in thousands)

	Change related to Cash Flow Hedges
	September 30, 2014	September 30, 2013
Beginning balance	$(56,249)	$(60,319)
Other comprehensive (loss) income before reclassifications	(6,522)	9
Amount reclassified from accumulated other comprehensive income	1,196	1,301
Net current-period other comprehensive (loss) income	(5,326)	1,310
Ending balance	$(61,575)	$(59,009)

Of the amount reclassified from accumulated other comprehensive loss for the nine months ended September 30, 2014, a loss of $1.3 million was recorded in depreciation and amortization expense and a gain of $0.1 million was recorded in other income (expense) in the statement of operations. Of the amount reclassified from accumulated other comprehensive loss for the nine months ended September 30, 2013, a loss of $1.3 million was recorded in depreciation and amortization expense. The amount estimated to be reclassified from accumulated other comprehensive income for the twelve months ended September 30, 2015 is $1.7 million.

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Note 7. Commitments and Contingencies

Contingencies – Litigation

On an ongoing basis, we assess the potential liabilities related to any lawsuits or claims brought against us. While it is typically very difficult to determine the timing and ultimate outcome of such actions, we use our judgment to determine if it is probable that we will incur an expense related to the settlement or final adjudication of such matters and whether a reasonable estimation of such probable loss can be made. In assessing probable losses, we take into consideration estimates of the amount of insurance recoveries, if any. We accrue a liability when we believe a loss is probable and the amount of loss can be reasonably estimated. The majority of claims are covered by insurance and we believe the outcome of such claims, net of estimated insurance recoveries, will not have a material adverse impact on our financial condition or results of operations and cash flows.

Other

As mandated by the Federal Maritime Commission ("FMC") for sailings from U.S. ports, the availability of passenger deposits received for future sailings is restricted until the completion of the related sailing in accordance with FMC regulations. We have met this obligation by posting two $22.0 million surety bonds as of September 30, 2014. Our surety bonds will increase to $30.0 million each for Oceania and Regent in April 2015.

Note 8. Norwegian Cruise Line Holdings Ltd. Transaction

On September 2, 2014, PCI and Apollo Management, L.P., as the stockholders’ representative of PCI, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Norwegian Cruise Line Holdings Ltd., (“Norwegian”) and Portland Merger Sub, Inc., a wholly owned, indirect subsidiary of Norwegian (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into PCI (the “Merger”), and upon consummation of the Merger, Merger Sub will cease to exist and PCI will continue as a wholly owned, indirect subsidiary of Norwegian. The aggregate consideration for the Merger Agreement is of approximately $3.025 billion in cash and stock, including the assumption of debt. The closing of the Merger is subject to customary closing conditions, including receipt of all required regulatory approvals. The Merger is anticipated to close in the fourth quarter of 2014 or the first quarter of 2015. Either Norwegian or PCI may terminate the Merger Agreement if the closing has not occurred on or before February 15, 2015. In the event of termination of the Merger Agreement, under certain circumstances principally related to Norwegian’s failure to consummate the Merger due to the failure to obtain the necessary financing, the Merger Agreement provides for Norwegian to pay or cause to be paid to PCI a termination fee of $88.9 million in cash.

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